SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       November 30, 2004

NASSDA CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-33291	77-0494462
(Commission File Number)	(I.R.S. Employer Identification No.)

2650 San Tomas Expressway, Santa Clara, California	95051
(Address of Principal Executive Offices)	(Zip Code)

(408) 988-9988

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2004, Synopsys, Inc., a Delaware corporation (“Synopsys”), North Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Synopsys (“Merger Sub”) and Nassda Corporation, a Delaware corporation (“Nassda”), entered into an Agreement of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Nassda (the “Merger”).  Subject to the consummation of the Merger, Synopsys, Nassda and certain employees, officers and directors of Nassda have agreed to settle the outstanding litigation captioned Synopsys, Inc. v. An-Chang Deng, Nassda Corporation et al.; Superior Court of the State of California, County of Santa Clara; No. CV 787950 (the “State Court Action”) and Synopsys, Inc. v. Nassda Corp.; USDC, Northern District of California; No. C03-2519 (SI) and Synopsys, Inc. v. Nassda Corp.; USDC, Northern District of California; No. C03-2664 (SI) (the “Federal Court Actions”).

Under the terms of the Merger Agreement, upon consummation of the Merger, holders of common stock of Nassda (other than stockholders who exercise appraisal rights under Delaware law) that is outstanding immediately prior to the consummation of the Merger will receive $7.00 per share in cash.  Under the terms of a settlement agreement entered into between Synopsys and the individuals who are defendants in the State Court Action, each of whom is currently an employee, officer or director of Nassda, in connection with the consummation of the Merger such individuals have agreed to make settlement payments of $61.6 million in the aggregate to Synopsys.

Under the terms of the Merger Agreement, upon consummation of the Merger, options to acquire Nassda common stock that are outstanding immediately prior to the consummation of the Merger will be converted into options to acquire Synopsys common stock, based on the ratio of the $7.00 per share merger consideration to the average closing price of Synopsys stock during a 10-trading day period prior to the closing.

The consummation of the Merger is conditioned upon, among other things, (i) the approval of the holders of a majority in interest of Nassda’s outstanding common stock and (ii) the approval of a majority of votes cast affirmatively or negatively at Nassda’s upcoming special meeting of stockholders, excluding votes cast by the defendants in the litigation between Synopsys and Nassda and their associated parties and Nassda’s officers and directors.  Certain directors, officers and employees of Nassda who own in the aggregate approximately 60% of Nassda’s outstanding shares, whose votes will count for purposes of clause “(i)” above but not for purposes of clause “(ii)” above, have agreed to vote in favor of the transaction. The Merger is also subject to customary regulatory approvals and other closing condition including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The parties currently expect the Merger to be consummated in the first calendar quarter of 2005.  There can be no assurances that the Merger will be consummated in that time period.

The foregoing description of certain terms of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of such agreement.

On December 1, 2004, Nassda issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that it had entered into the Merger Agreement. The press release is incorporated herein by reference.

Item 2.02  Results of Operations and Financial Condition.

Nassda’s earnings release on October 19, 2004 previously reported net income of $175,000 for the quarter ended September 30, 2004 and net income of $2.6 million for the fiscal year ended September 30, 2004.  As noted in Item 1.01 above, in connection with the consummation of the Merger, the Nassda officers, directors and employees who are defendants in the State Court Action have agreed to make settlement payments to Synopsys in the aggregate amount of $61.6 million.  In addition, under the terms of the settlement, such officers, directors and employees have agreed not to exercise options to purchase Nassda common stock valued at approximately $5.9 million.  As a result of the litigation settlement, Nassda will record a one-time charge of approximately $67.5 million in the quarter ended September 30, 2004.  Accordingly, Nassda’s net loss is now expected to be approximately $67.3 million for the quarter ended September 30, 2004 and $64.9 million for the fiscal year ended September 30, 2004.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits

Exhibit	Description

99.1	Press Release, dated December 1, 2004, of Nassda Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2004

NASSDA CORPORATION

	By:	/s/ Sang S. Wang
Sang S. Wang
Chairman and Chief Executive Officer

	By:	/s/ Tammy S. Liu
Tammy S. Liu
Chief Financial Officer and Vice President, Finance and Administration